Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this S-1 of Skkynet Cloud Systems, Inc. for the year ended October 31, 2011 of our report dated March 30, 2012 relating to the audit of the financial statements. Our report dated March 30, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Hood & Associates, CPAs P.C.

Hood & Associates, CPAs P.C.

Certified Public Accountants

Tulsa, Oklahoma

April 25, 2012